Exhibit 10.5
FIRST AMENDMENT TO PLEDGE AND SECURITY AGREEMENT
FIRST AMENDMENT TO PLEDGE AND SECURITY AGREEMENT (this “Amendment”) dated as of January 25, 2024, between MSG LAS VEGAS, LLC, a Delaware limited liability company (the “Grantor”), and JPMORGAN CHASE BANK, NATIONAL ASSOCIATION (“JPMorgan”), as Administrative Agent (in such capacity, the “Administrative Agent”).
RECITALS
A.The Borrower is a party to (i) the Credit Agreement, dated as of December 22, 2022, together with the Lenders party thereto, and the Administrative Agent (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), and (ii) the Pledge and Security Agreement, dated as of December 22, 2022, with the Administrative Agent (as in effect immediately prior to the date hereof, the “Existing Security Agreement” and, as amended hereby and as otherwise further amended, restated, supplemented or otherwise modified from time to time hereafter, the “Security Agreement”).
B.The Borrower has requested that the Administrative Agent amend the Existing Security Agreement as provided herein.
C.The Administrative Agent is willing to amend the Existing Security Agreement as provided herein.
Accordingly, the parties hereto agree as follows:
SECTION 1. Defined Terms; Interpretation. All capitalized terms which are not defined herein shall have the same meanings as set forth in the Credit Agreement. Except as specifically set forth herein, the Security Agreement shall remain in full force and effect and its provisions shall be binding on the parties hereto and thereto. The rules of construction specified in Section 1.03 of the Credit Agreement also apply to this Amendment, mutatis mutandis.
SECTION 2. Amendment to Existing Security Agreement. The Existing Security Agreement is, subject to the satisfaction of the condition to effectiveness set forth in Section 5 hereof, amended as follows:
(a)Section 1.02 of the Existing Security Agreement is hereby amended by adding the following definition thereto in alphabetical order:
““Excluded Cash Proceeds” means (a) cash proceeds collected and/or held by the Grantor on behalf of, and for remittance to, (x) ticketing servicing companies (including Ticketmaster), promoters, vendors, artists or performers in respect of an event held (or to be held) at MSG Sphere and/or (y) one or more Affiliates of the Grantor in connection with bundled sponsorship arrangements which provide for the payment of amounts to the Grantor that relate to sponsorships of one or more assets that are owned, controlled or represented by such Affiliates, (b) cash proceeds collected and/or held by the Grantor on behalf of, and for remittance to, a third-party taxing authority in respect of the Live Entertainment Tax or sales tax imposed by the State of Nevada, (c) cash proceeds that are due and/or payable to a third party and received in connection with the Grantor’s settlement of litigation or other legal proceeding or (d) other cash proceeds that are collected and/or held by Grantor that do not otherwise constitute revenues, to the extent reasonably agreed by Administrative Agent to constitute Excluded Cash Proceeds.”
(b)The definition of “Excluded Property” in the Existing Security Agreement is hereby amended and restated in its entirety as follows:
““Excluded Property” means (a) any lease, license, contract or agreement to which the Grantor is a party, and any of its rights or interests thereunder, or any property subject to a purchase money security interest, Capital Lease Obligations or similar agreement, in each case permitted to be incurred under the Credit Agreement, if and to the extent that a security interest is prohibited by or in violation of (i) any law, rule or regulation applicable to the Grantor, or (ii) a term, provision or condition of any such lease, license, contract or agreement or assets consisting of contract rights pursuant to contracts containing enforceable restrictions on the granting of security interests therein (unless such law, rule, regulation, term, provision or condition would be rendered ineffective with respect to the creation of the security interest hereunder pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code) or principles of equity); provided, however, that the Collateral shall include and such security interest shall attach immediately at such time as the contractual or legal prohibition shall no longer be applicable and to the extent severable, shall attach immediately to any portion of such lease, license, contract or agreement not subject to the prohibitions specified in clauses (i) or (ii) above; and provided, further, that the exclusions referred to in clause (a) shall not include any Proceeds of any such lease, license, contract or agreement, (b) any governmental licenses or state or local franchises, charters and authorizations, to the extent and for so long as security interests in such licenses, franchises, charters or authorizations are prohibited or restricted thereby and such prohibition or restriction has not been or is not waived or the consent of the other party to such licenses, franchises, charters or authorizations has not been or is not otherwise obtained (unless such prohibition or restriction would be rendered ineffective with respect to the creation of the security interest hereunder pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code) or principles of equity), (c) any “intent-to-use” application for registration of a Trademark filed, prior to the filing of a “Statement of Use” or an “Amendment to Allege Use” with respect thereto, solely to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of any registration that issues from such intent-to-use application under applicable federal law, (d) motor vehicles and other assets subject to certificates of title, (e) assets if the granting or perfecting of a security interest in such assets would violate any applicable law; provided that, the exclusion under this clause (e) shall only apply to assets in which such prohibition to pledge or grant a security interest therein arises (i) from a change in law occurring after the date of this Agreement, or (ii) under any foreign law relating to assets acquired after the date hereof as in effect at the time of such acquisition, (f) any Excluded Cash Proceeds, and (g) those assets as to which the Administrative Agent and the Grantor agree that the cost of obtaining such a security interest or perfection thereof are excessive in relation to the benefit to the Lenders of the security to be afforded thereby.”
SECTION 3. Condition Precedent to Effectiveness. This Amendment shall become effective when duly executed by each of the Borrower and the Administrative Agent.
SECTION 4. Expenses. Without limiting its obligations under the provisions of the Credit Agreement, the Borrower shall pay all actual and reasonable out-of-pocket fees, charges and disbursements of outside counsel for the Administrative Agent in connection with this Amendment.
SECTION 5. Miscellaneous.
(a)    This Amendment and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof to the extent provided in Section 9.06 of the Credit Agreement. This Amendment shall constitute a Loan Document for all purposes under the Credit Agreement.
(b)    This Amendment may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Amendment by facsimile, emailed pdf or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Amendment.
(c)    Except as expressly provided herein, the execution, delivery and effectiveness of this Amendment shall not, directly or indirectly, operate as a waiver of any right, power or remedy of the Administrative Agent, the Accounts Bank or any Lender under any Loan Documents or a waiver of, or agreement to forbear by the Administrative Agent, the Accounts Bank or any Lender with respect to, any Default or Event of Default, or constitute a course of dealing or other basis for altering any obligation of the Borrower or any other Person or any right, privilege or remedy of the Administrative Agent, the Accounts Bank or any Lender under any Loan Document.
(d)    The provisions of this Amendment shall be binding upon and inure to the benefit of the parties to the Credit Agreement and the Security Agreement and their respective successors and assigns permitted thereby.
(e)    The provisions of Sections 7.02, 7.05, 7.07, 7.08 and 7.11 of the Security Agreement are hereby incorporated by reference herein as if set forth in full force herein, mutatis mutandis.
[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

MSG LAS VEGAS, LLC
By: /s/ David Byrnes
Name: David Byrnes
Title: Executive Vice President, Chief Financial Officer & Treasurer

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as Administrative Agent
By: /s/ Shawn Laljit
Name: Shawn Laljit
Title: Vice President

[First Amendment to Pledge and Security Agreement]